Exhibit 5.1

April 22, 2026

File: 7336 001

Vireo Growth Inc.

207 South 9th Street

Minneapolis, Minnesota 55402

Dear Sirs / Mesdames:

Re:	Vireo Growth Inc. – Resale Registration Statement on Form S-3

We have acted as British Columbia counsel to Vireo Growth Inc. (the "Corporation"), a corporation existing under the laws of the Province of British Columbia, Canada, in connection with the filing of a Resale Registration Statement on Form S-3 (the "Registration Statement") by the Corporation under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") on the date hereof.

The Registration Statement relates to the resale or other disposition, from time to time, by the selling shareholders identified as such in the Registration Statement (the "Selling Shareholders") of up to 3,097,390 subordinate voting shares without par value in the capital of the Corporation ("Subordinate Voting Shares") issued to the Selling Shareholders in connection with the Corporation's acquisition on December 30, 2025, of those certain senior secured convertible notes of Medicine Man Technologies, Inc. (d/b/a/ Schwazze) due December 7, 2026, pursuant to the terms of the convertible note secondary sale and purchase agreements entered into by the Corporation with each of the Selling Shareholders dated December 15, 2025 (the "Note Purchase Agreements").

In so acting, we have examined a copy of the Registration Statement, including the prospectus contained therein, and a form of the Note Purchase Agreements. For the purpose of the opinion expressed below, we have relied upon an officer's certificate of the Corporation dated of even date herewith (the "Officer's Certificate") and attaching thereto a copy of: (i) the Notice of Articles and articles of the Corporation; and (ii) resolutions adopted by the board of directors of the Corporation.

We have also examined copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents, including the Officer's Certificate and the documents certified therein, and representations of public officials, without independent investigation of the matters provided for therein for the purpose of providing this opinion. We have not reviewed any files in our possession to determine the existence or absence of such facts other than a review of the Officer's Certificate, and no inference to our knowledge of the existence of such facts should be drawn from the fact of our representation of the Corporation.

April 22, 2026

In examining all documents and in providing our opinion below we have assumed, with your consent, (i) the genuineness of all signatures on all documents examined by us and the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise identified to our satisfaction, and the authenticity of the originals of such copies, (ii) all information contained in all documents reviewed by us is true and correct, (iii) each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified, (iv) no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance or trading of the Subordinate Voting Shares, (v) there is no foreign law that would affect the opinion expressed herein, and (vi) at the time of the execution and delivery of the Note Purchase Agreements or any other documents relating to the Subordinate Voting Shares or the offering thereof, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Whenever our opinion refers to Subordinate Voting Shares, whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such Subordinate Voting Shares will not be liable to contribute any further amounts to the Corporation by virtue of its status as a holder of such Subordinate Voting Shares, either in order to complete payment for the Subordinate Voting Shares or to generally satisfy claims of creditors of the Corporation. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such Subordinate Voting Shares or as to the adequacy of any consideration received.

Based upon and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Subordinate Voting Shares have been duly and validly issued as fully paid and non-assessable Subordinate Voting Shares.

Our opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinion herein expressed is given and effective as of the date hereof and we undertake no duty to update or supplement such opinion to reflect subsequent factual or legal developments which may come or be brought to our attention.

Yours truly,

/s/ Sangra Moller LLP

SANGRA MOLLER LLP